CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
XsunX, Inc.

We hereby consent to the inclusion of our report dated January 30, 2009, with respect to the financial statements of XsunX, Inc. as of September 30, 2008 and for the year then ended and the reference to our firm as expert in the Prospectus which is a part of this Registration Statement.

/s/ Stark Winter Schenkein & Co., LLP
Stark Winter Schenkein & Co., LLP
Denver, Colorado
April 29, 2010